Exhibit 10.3

TRIPLICATE ORIGINAL
[DATE]

NON-QUALIFIED STOCK OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTORS

This NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made by and between Cutter & Buck Inc., a Washington corporation (the “Company”) and [NON-EMPLOYEE DIRECTOR NAME] (the “Optionee”) granting a non-qualified stock option for a total of [NO. OF SHARES] shares of Common Stock (hereinafter the “Option”) of the Company to the “Optionee” at the price determined as provided in, and in all respects subject to, the terms, definitions and provisions of the Cutter & Buck Inc. 2006 Equity Incentive Plan (the “Plan”).

1.             Option Price.  The option price is $[PRICE] for each share, being one hundred percent (100%) of the fair market value of the Company’s Common Stock, as determined in accordance with Sections 5.3 and 16.12 of the Plan.

2.             Vesting and Exercise of Option.  Options granted under this Agreement shall vest and be exercisable in accordance with the following provisions.

a.             Rights to Exercise.  The Option shall vest in ten (10) monthly installments of [NO. OF SHARES] shares, commencing on [START DATE] and ending on [END DATE]

b.             Method of Exercise.  This Option shall be exercisable by a written notice which shall:

(i).                                  State the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such person);

(ii).                               Be signed by the person or persons entitled to the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option;

(iii).                            Be in writing and delivered in person or by certified mail to the President, Secretary or other authorized officer of the Company at the Company’s principal place of business; and

(iv.)                            Be accompanied by payment of the purchase price for the shares which the Optionee elects to purchase.  Such payment may be made in whole or in part (A) in cash (by check) or (B) by any of the available means set forth in Sections 6.2, 6.3 or 6.4 of the Plan.

c.             Restrictions on Exercise.  This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  If originally received pursuant to any Company benefit plan, shares of Common Stock swapped in payment of the exercise price must have been held by Optionee for at least six (6) months.  As a condition to the exercise of this Option the Company may require the person exercising the Option to make any representation and warranty to the Company as the Company’s counsel believes may be required by any applicable law or regulations.

3.             Non-transferability of the Option.  Except as otherwise provided herein, this Option may not be sold, pledged, assigned or transferred in any manner, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee.

4.             Termination of Directorship.  If the Optionee ceases to be a Director of the Company for any reason, any outstanding Options held by the Optionee shall be exercisable according to the following provisions:

a.             If a Optionee ceases to be a Director of the Company for any reason other than resignation, removal for cause, or death, any outstanding Option held by such Optionee shall be exercisable by the Optionee (but only if exercisable by the Optionee immediately prior to ceasing to be Director) at any time prior to the expiration date of such Option or within three (3) years after the date the Optionee ceases to be a Director, whichever is the shorter period;

b.             If during his term of office as a Director a Optionee resigns from the Board or is removed from office for cause, any outstanding Option held by the Optionee which is not exercisable by the Optionee immediately prior to resignation or removal shall terminate as of the date of resignation or removal, and any outstanding Option held by the Optionee which is exercisable by the Optionee immediately prior to resignation or removal shall be exercisable by the Optionee at any time prior to the expiration date of such Option or within three (3) months after the date of resignation or removal of the Optionee, whichever is the shorter period;

c.             Following the death of a Optionee during service as a director of the Company, any outstanding Option held by the Optionee at the time of death (whether or not exercisable by the Optionee immediately prior to death) shall be exercisable by the person entitled to do so under the will of the Optionee, or, if the Optionee shall fail to make testamentary disposition of the Option or shall die intestate, by the legal representative of the Optionee at any time prior to the expiration date of such Option or within three (3) years after the date of death of the Optionee, whichever is the shorter period; and

d.             Following the death of a Optionee after ceasing to be a Director and during a period when an Option is exercisable under clause (ii) above, the Option shall be exercisable by such person entitled to do so under the will of the Optionee or by such legal representative at any time prior to the expiration date of the Option or within one (1) year after the date of death, whichever is the shorter period.

An Option held by a Optionee who has ceased to be a Director of the Company shall terminate upon the expiration of the applicable exercise period, if any, specified in this Section 4.

5.             Term of Option.  This Option may not be exercised more than ten (10) years from the date of original grant of this Option, and may be exercised during such term only in accordance with the terms, definitions and provisions of the Plan and this Agreement.

6.             Adjustments Upon Changes in Capitalization.  As provided in Article 11 of the Plan, the number and kind of shares of Company stock subject to this Option shall be appropriately adjusted along with a corresponding adjustment in the Option price to reflect any stock dividend, stock split, split-up, dividend in partial liquidation, dividend in property other than cash or extraordinary distribution to holders of the Common Stock or any combination, exchange or change of shares, however accomplished.

7.             Termination of the Plan; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement, the Optionee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Board at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; and (d) that the Optionee’s participation in the Plan is voluntary.

8.             Plan; Restrictions. In all respects this Agreement and the Option granted herein shall be subject to the terms and provisions of the Plan which has been, or is being, provided, or otherwise made available, to the Optionee and is incorporated herein by reference. Accordingly, the rights of the Optionee under this Agreement and the shares of Common Stock of the Company which the Optionee may purchase hereunder are subject to certain restrictions as set forth in the Plan.

9.             Rights Prior to Exercise of Option. The Optionee shall have no rights as a shareholder with respect to the shares of Company stock subject to the Option until the exercise of his rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.

10.           Data Privacy. By entering into this Agreement, the Optionee: (a) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company shall request in order to facilitate the grant of options and the administration of the Plan; (b waives any data privacy rights he or she may have with respect to such information; and (c) authorizes the Company to store and transmit such information in electronic form.

11.           Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Washington without giving effect to the principles of conflicts of laws. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in State and agree that such litigation shall be conducted in the courts of King County, Washington or the federal courts of the United States for the Western District of Washington.

12.           Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

13.           Waiver. The waiver by the Company of a breach of any provision of this Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

14.           Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.

15.           Construction. This Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern.

16.           Counter Originals.  This Agreement may be executed in triplicate counterpart originals.

DATE OF GRANT:	CUTTER & BUCK INC.

By:
Its:

Optionee acknowledges and represents that the Optionee is familiar with the terms and provisions of this Agreement and the Plan and hereby accepts this Option subject to all the terms and provisions thereof and hereof.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Corporate Governance, Nominating and Succession Committee of the Board of Directors of Cutter & Buck upon any questions arising under this Agreement and the Plan.

DATED:

[NAME], Optionee